EXHIBIT NO. 99. Press release of Alcan Inc., dated October 19, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN CHOOSES RICHARD EVANS TO SUCCEED TRAVIS ENGEN AS PRESIDENT AND CEO

MICHAEL HANLEY, EVP, IS APPOINTED CFO

Montreal, Canada - October 19, 2005 - Yves Fortier, Chairman of the Board of Directors of Alcan Inc. (NYSE, TSX: AL) is pleased to announce today that Richard Evans (58), Executive Vice President (EVP), has been chosen by the Board to succeed Travis Engen (61) as the Company's President and Chief Executive Officer. Mr. Engen has informed the Board of his intention to retire when his contract ends in March 2006.

To facilitate a smooth transition, effective immediately Mr. Evans has been appointed Chief Operating Officer (COO) and has been elected to the Board as a Director. Also effective immediately, Michael Hanley (40), EVP and interim Chief Financial Officer (CFO), has been appointed Alcan's CFO.

"Alcan is fortunate to have among its executives an individual of Dick Evans' caliber; someone who has proven business acumen, has a deep knowledge of Alcan's businesses and strategy, and embodies the Company's values," said Mr. Fortier. "Dick's extensive background in the aluminum industry and nine years at Alcan, as well as his wide ranging business experience, make him the ideal candidate and logical successor to Travis."

"The appointment of Michael Hanley as Alcan's CFO recognizes that he has both an extensive financial background and the operational management experience to ensure that the Company's financial strategy meets its business priorities and objectives," added Mr. Fortier.

Commenting on his appointment and the leadership transition, Mr. Evans said, "It has been my distinct pleasure to work with Travis on Alcan's transformation over the past four and a half years. I look forward to continuing to work closely with Travis, the Board of Directors, and my colleagues at Alcan, in strengthening the Company's position as a global leader in aluminum and packaging during this transition."

In recognition of Mr. Engen's tenure, Mr. Fortier said, "During his time at Alcan, Travis has overseen a period of tremendous growth and change for the Company. His leadership, vision, commitment, and deep understanding of the industry have shaped today's Alcan into a company focused on maximizing value for its stakeholders. He continues to exemplify strategic leadership by managing an orderly transition with a dedicated executive management team. On behalf of everyone at Alcan, we thank him for his tireless dedication in continuing to ensure a smooth succession."

Mr. Engen was appointed President and CEO on March 12, 2001. Among his many achievements at the Company, Mr. Engen led two challenging and successful initiatives - the acquisition of Pechiney and the spin-off of Novelis - as well as overseeing the implementation of the Alcan Integrated Management System (AIMS). He has served on Alcan's Board since 1996.

Alcan's executive organizational structure, which until today included the Office of the President, is modified immediately to reflect the appointment of Mr. Evans as COO. The four group Presidents, Jacynthe Côté, Alcan Bauxite and Alumina, Cynthia Carroll, Alcan Primary Metal Group, Michel Jacques, Alcan Engineered Products, and Christel Bories, Alcan Packaging, now report directly to Mr. Evans in his capacity as COO.

Michael Hanley, Executive Vice President and CFO, David McAusland, Executive Vice President Corporate Development and Chief Legal Officer, Gaston Ouellet, Senior Vice President Human Resources, and Daniel Gagnier, Senior Vice President Corporate and External Affairs, continue to report to the President and CEO.

"I am pleased by the Board's actions," said Travis Engen. "This new organizational structure keeps a tight focus on execution and allows for an effective future management transition. We have in place a strong and capable management team for both today and tomorrow."

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs approximately 70,000 people and has operating facilities in 55 countries and regions.

(Note to editors - Biographical details for Dick Evans and Michael Hanley are attached, as well as an executive organizational diagram.)

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com